Exhibit 99.1

Press Release
For Immediate Release

Guaranty Bancshares, Inc.
Declares Quarterly Dividend

MOUNT PLEASANT, Texas, December 14, 2017 / GlobeNewswire/ -- Guaranty Bancshares, Inc., (NASDAQ: GNTY), the parent company of Guaranty Bank & Trust, N.A., announced that its Board of Directors has declared a quarterly cash dividend in the amount of $0.14 per share of common stock. This brings the total dividend paid for 2017 to $0.54 and makes the 26th consecutive year the company has maintained or increased its cash dividend. The dividend will be paid on January 10, 2018 to stockholders of record as of the close of business on December 26, 2017.

About Guaranty Bancshares
Guaranty Bancshares, Inc. is a bank holding company that conducts commercial banking activities through its wholly-owned subsidiary, Guaranty Bank & Trust, N.A.  As one of the oldest regional community banks in Texas, Guaranty Bank & Trust provides its customers with a full array of relationship-based commercial and consumer banking products and services, as well as mortgage, trust, and wealth management products and services.  Guaranty Bank & Trust has 28 banking locations across 20 Texas communities located within the East Texas, Dallas/Fort Worth and Central Texas regions of the state.  As of September 30, 2017, Guaranty had total assets of $1.9 billion, total loans of $1.3 billion and total deposits of $1.6 billion. Visit www.gnty.com for more information.

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Contact Information:

Cappy Payne
Senior Executive Vice President & CFO
Guaranty Bancshares, Inc.
(888) 572-9881
Investors@gnty.com